Exhibit 99.1

The TJX Companies, Inc. Reports Above-Guidance Q4 and FY20 Results; Q4 Comp Sales Up 6%, Q4 EPS of $.81, FY20 Comp Sales Up 4%, and FY20 EPS of $2.67; Announces Plans to Increase Dividend 13% and to Buy Back $1.75 to $2.25 Billion of Stock

  Q4 consolidated comparable store sales increase of 6%, well above the Company’s guidance of a 2% to 3% increase, and over last year’s 6% growth
  Q4 diluted EPS of $.81, well above the Company’s guidance of $.74 to $.76, and a 19% increase over last year’s $.68
  Customer traffic was the primary driver of the comp store sales increase at all four major divisions for Q4 and FY20
  Q4 net sales increased 10% to $12.2 billion
  FY20 consolidated comp store sales increase of 4%, above the Company’s guidance of a 3% increase, and over last year’s 6% growth
  FY20 diluted EPS of $2.67, above the Company’s guidance of $2.61 to $2.63
  FY20 net sales increased 7% to $41.7 billion
  Returned $2.6 billion to shareholders in FY20 through share repurchases and dividends
  Provides FY21 guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 26, 2020--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the fourth quarter ended February 1, 2020. Net sales for the fourth quarter of Fiscal 2020 increased 10% to $12.2 billion. Consolidated comparable store sales increased 6% over a 6% increase last year. Net income for the fourth quarter was $985 million. Diluted earnings per share were $.81, a 19% increase versus the prior year’s $.68.

For the 52-week fiscal year ending February 1, 2020, net sales were $41.7 billion, a 7% increase over the same period last year. Consolidated comparable store sales increased 4% over a 6% increase last year. Net income was $3.3 billion, and diluted earnings per share were $2.67, a 10% increase versus $2.43 in the prior year. Fiscal 2020 diluted earnings per share increased 9% over the prior year’s adjusted $2.45, which excluded a $.02 pension settlement charge.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are extremely pleased with our strong fourth quarter results, as both sales and earnings per share significantly exceeded our expectations. Fourth quarter consolidated comparable store sales increased a very strong 6%, over a 6% increase last year. We saw strength across the Company, with each major division delivering comp sales growth of 4% or higher, all over strong increases last year and all primarily driven by customer traffic. Our exciting brands and gift-giving assortments at great values, supported by our marketing, attracted customers around the globe during the holiday season and beyond. Fourth quarter earnings per share of $.81 were also well above our guidance.”

Herrman continued, “As to the full year, we also delivered strong results. Consolidated comparable store sales were up 4% over a 6% increase last year, marking our 24th consecutive year of comp sales growth. We are also very proud to well surpass $40 billion in annual sales, a tremendous milestone for our Company. Full-year earnings per share also exceeded our guidance. I want to recognize the terrific efforts of our Associates throughout the year, who bring our business to life every day for consumers, and the support of our customers, vendors, communities, and shareholders. Looking ahead to 2020, the year is off to a solid start and our global organization remains focused on bringing great values to shoppers every day. We see plentiful opportunities for TJX in today’s retail landscape and are confident we will continue to capture market share. We look forward to many more successful years ahead and continued growth around the world!”

Shareholder Distributions

During the fourth quarter, the Company returned a total of $631 million to shareholders. The Company repurchased a total of $355 million of TJX stock, retiring 5.9 million shares, and paid $276 million in shareholder dividends. In Fiscal 2020, the Company returned a total of $2.6 billion to shareholders. The Company repurchased a total of $1.5 billion of TJX stock, retiring 27.1 million shares, and paid $1.1 billion in shareholder dividends.

With the Company’s continued strong cash flow, TJX announced today that it intends to increase the regular quarterly dividend on its common stock to be declared in March 2020 and payable in June 2020 to $.26 per share, subject to the approval of the Company’s Board of Directors. This would represent a 13% increase in the current per share dividend and mark the 24th consecutive year that the Company has raised the dividend.

The Company is also announcing today its plan to repurchase approximately $1.75 to $2.25 billion of TJX stock during the fiscal year ending January 30, 2021. With $1.7 billion remaining at Fiscal 2020 year end under the Company’s existing stock repurchase programs, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. The new authorization represents approximately 2% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 21st program approved by the Board since 1997. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

Ernie Herrman commented, “Our business continues to generate large amounts of cash and deliver strong financial returns. In 2020, we plan to continue investing to support the growth of TJX while continuing our long history of distributing cash to our shareholders. Our capital spending plans include investing in new stores, store remodels, and our supply chain and infrastructure. At the same time, we’re planning a strong increase to our regular quarterly dividend and a continuation of our significant buyback program. These actions demonstrate our confidence in our ability to continue delivering strong, profitable sales and cash flow that enables us to both fund our continued growth and return value to our shareholders.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the fourth quarter and full year, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2020	FY2019	FY2020	FY2019

Marmaxx (U.S.)[5,6]	+6%	+7%	$7,402	$6,856
HomeGoods (U.S.)[7]	+5%	+5%	$1,952	$1,727
TJX Canada	+4%	+4%	$1,135	$1,041
TJX International (Europe & Australia)	+10%	+5%	$1,718	$1,503

TJX	+6%	+6%	$12,206	$11,127
	Full Year		Full Year
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2020	FY2019	FY2020	FY2019

Marmaxx (U.S.)[5,6]	+5%	+7%	$25,665	$24,058
HomeGoods (U.S.)[7]	+2%	+4%	$6,356	$5,787
TJX Canada	+2%	+4%	$4,031	$3,870
TJX International (Europe & Australia)	+8%	+3%	$5,665	$5,258

TJX	+4%	+6%	$41,717	$38,973

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, sierra.com, and tkmaxx.com) and include Sierra stores. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra’s e-commerce and store sales. 7Includes Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the fourth quarter of Fiscal 2020 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on fourth quarter Fiscal 2020 earnings per share, compared with a $.01 negative impact last year.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in Fiscal 2020 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on Fiscal 2020 earnings per share, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX’s pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Margins

For the fourth quarter of Fiscal 2020, the Company’s consolidated pretax profit margin was 10.9% versus 10.6% in the prior year.

Gross profit margin for the fourth quarter of Fiscal 2020 was 28.4%, a 0.6 percentage point increase versus the prior year. The Company’s merchandise margin was up significantly. Selling, general and administrative (SG&A) costs as a percent of sales for the fourth quarter were 17.5%, a 0.3 percentage point increase versus the prior year.

For the full year Fiscal 2020, the Company’s consolidated pretax profit margin was 10.6%. This was a 0.1 percentage point decrease versus the prior year’s 10.7% and a 0.2 percentage point decrease versus the prior year’s adjusted 10.8%, which excluded a negative 0.1 percentage point impact from a pension settlement charge.

Gross profit margin for the full year Fiscal 2020 was 28.5%, a 0.1 percentage point decrease versus the prior year. Selling, general and administrative (SG&A) costs as a percent of sales for the full year were 17.9%, a 0.1 percentage point increase versus the prior year.

Inventory

Total inventories as of February 1, 2020, were $4.9 billion, compared with $4.6 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis as of February 1, 2020, including the distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 4% on a reported and constant currency basis. The Company enters the new fiscal year in an excellent inventory position and is well-positioned to continue shipping fresh, spring merchandise to its stores and take advantage of the fantastic buying opportunities it sees in the marketplace.

Full Year and First Quarter Fiscal 2021 Outlook

For the 52-week fiscal year ending January 30, 2021, the Company expects diluted earnings per share to be in the range of $2.77 to $2.83. This would represent a 4% to 6% increase over the prior year’s $2.67. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on both a consolidated basis and at Marmaxx.

For the first quarter of Fiscal 2021, the Company expects diluted earnings per share to be in the range of $.59 to $.60 versus earnings per share of $.57 in the prior year. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on both a consolidated basis and at Marmaxx.

The Company’s earnings guidance for the first quarter and full-year Fiscal 2021 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the first quarter.

Stores by Concept

During the fiscal year ended February 1, 2020, the Company increased its store count by 223 stores to a total of 4,529 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	FY2020		FY2020
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,252	1,273	34.5	34.9
Marshalls	1,091	1,130	31.6	32.4
HomeGoods	749	809	17.5	18.8
Sierra	35	46	0.8	1.0
Homesense	16	32	0.4	0.9
In Canada:
Winners	271	279	7.5	7.6
HomeSense	125	137	2.9	3.1
Marshalls	88	97	2.4	2.6
In Europe:
T.K. Maxx	567	594	16.3	16.7
Homesense	68	78	1.3	1.5
In Australia:
T.K. Maxx	44	54	1.0	1.2

TJX	4,306	4,529	116.2	120.7

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of February 1, 2020, the end of the Company’s fiscal year, the Company operated a total of 4,529 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,273 T.J. Maxx, 1,130 Marshalls, 809 HomeGoods, 46 Sierra, and 32 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com in the United States; 279 Winners, 137 HomeSense, and 97 Marshalls stores in Canada; 594 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 54 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Fourth Quarter and Full Year Fiscal 2020 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2020 results, operations, business trends, and plans for Fiscal 2021. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, March 4, 2020, or at TJX.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security and maintenance and development of information technology systems; economic conditions and consumer spending; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019

Net sales	$12,206,462	$11,127,340	$41,716,977	$38,972,934

Cost of sales, including buying and occupancy costs	8,741,805	8,033,640	29,845,780	27,831,177
Selling, general and administrative expenses	2,135,329	1,916,627	7,454,988	6,923,564
Pension settlement charge	—	—	—	36,122
Interest expense (income), net	3,053	(1,505)	10,026	8,860
Income before provision for income taxes	1,326,275	1,178,578	4,406,183	4,173,211
Provision for income taxes	341,485	337,040	1,133,990	1,113,413

Net income	$984,790	$841,538	$3,272,193	$3,059,798

Diluted earnings per share	$0.81	$0.68	$2.67	$2.43

Cash dividends declared per share	$0.230	$0.195	$0.920	$0.780

Weighted average common shares - diluted	1,219,365	1,244,708	1,226,519	1,259,252

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)
	February 1, 2020	February 2, 2019

ASSETS
Current assets:
Cash and cash equivalents	$3,216.8	$3,030.2
Accounts receivable and other current assets	801.3	860.0
Merchandise inventories	4,872.6	4,579.0

Total current assets	8,890.7	8,469.2

Net property at cost	5,325.0	5,255.2

Operating lease right of use assets	9,060.3	—
Goodwill	95.5	97.6
Other assets	773.5	504.0

TOTAL ASSETS	$24,145.0	$14,326.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,672.6	$2,644.1
Accrued expenses and other current liabilities	3,066.5	2,887.3
Current portion of operating lease liabilities	1,411.2	—

Total current liabilities	7,150.3	5,531.4

Other long-term liabilities	851.1	1,354.2
Non-current deferred income taxes, net	142.2	158.2
Long-term operating lease liabilities	7,816.6	—
Long-term debt	2,236.6	2,233.6

Shareholders’ equity	5,948.2	5,048.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,145.0	$14,326.0

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)
	Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,272.2	$3,059.8
Depreciation and amortization	867.3	819.7
Pension settlement charge	—	36.1
Deferred income tax (benefit)	(6.2)	(88.6)
Share-based compensation	125.0	103.6
(Increase) decrease in accounts receivable and other assets	(94.3)	212.8
(Increase) in merchandise inventories	(296.5)	(465.4)
Increase in accounts payable	29.3	198.2
Increase in accrued expenses and other liabilities	217.4	210.4
Other	(47.5)	1.9
Net cash provided by operating activities	4,066.7	4,088.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(1,223.1)	(1,125.1)
Investment in Familia	(230.2)	—
Purchases of investments	(28.8)	(161.6)
Sales and maturities of investments	12.7	636.6
Other	7.4	26.5
Net cash (used in) investing activities	(1,462.0)	(623.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(1,552.0)	(2,407.0)
Proceeds from issuance of common stock	232.1	255.2
Cash dividends paid	(1,071.6)	(922.6)
Other	(23.4)	(23.1)
Net cash (used in) financing activities	(2,414.9)	(3,097.5)

Effect of exchange rate changes on cash	(3.2)	(95.7)

Net increase in cash and cash equivalents	186.6	271.7
Cash and cash equivalents at beginning of year	3,030.2	2,758.5

Cash and cash equivalents at end of year	$3,216.8	$3,030.2

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales:
In the United States:
Marmaxx	$7,402,361	$6,855,855	$25,664,805	$24,057,970
HomeGoods	1,951,658	1,726,796	6,355,770	5,787,365
TJX Canada	1,134,689	1,041,323	4,031,406	3,869,779
TJX International	1,717,754	1,503,366	5,664,996	5,257,820
Total net sales	$12,206,462	$11,127,340	$41,716,977	$38,972,934

Segment profit:
In the United States:
Marmaxx	$998,172	$910,267	$3,469,794	$3,253,949
HomeGoods	241,581	216,331	680,520	671,871
TJX Canada	130,046	105,528	515,559	551,617
TJX International	128,738	93,841	307,081	285,790
Total segment profit	1,498,537	1,325,967	4,972,954	4,763,227

General corporate expense	169,209	148,894	556,745	545,034
Pension settlement charge	—	—	—	36,122
Interest expense (income), net	3,053	(1,505)	10,026	8,860
Income before provision for income taxes	$1,326,275	$1,178,578	$4,406,183	$4,173,211

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the fourth quarter ended February 1, 2020, TJX repurchased and retired 5.9 million shares of its common stock at a cost of $355 million on a "trade date" basis. During the twelve months ended February 1, 2020, TJX repurchased and retired 27.1 million shares of its common stock at a cost of $1.5 billion, on a "trade date" basis. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In February 2020, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to $1.5 billion of TJX common stock from time to time, with $1.7 billion still remaining on previously authorized programs at February 1, 2020.
  TJX adopted ASU No. 2016-02, Leases (Topic 842) as of February 3, 2019 under the modified retrospective approach and, therefore, we have not revised the consolidated balance sheets for comparative periods.
  On November 18, 2019, the Company, through a wholly owned subsidiary, completed an investment of $225 million, excluding acquisition costs, for a 25% ownership stake in privately held Familia, an established, off-price apparel and home fashions retailer with more than 275 stores throughout Russia. The Company's investment represents a non-controlling, minority position.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323